                                                                    Exhibit 4.12

                    AMENDED AND RESTATED CONSORTIUM AGREEMENT

          THIS AMENDED AND RESTATED CONSORTIUM AGREEMENT DATED AS OF JULY 6, 2004 IS ENTERED INTO BETWEEN (1) AEROPORTS DE PARIS, A FRENCH STATE OWNED ENTITY WITH LEGAL CAPACITY AND ITS OWN ASSETS ("ADP"), (2) AEROINVEST, S.A. DE C.V. ("AEROINVEST") A CORPORATION ORGANIZED UNDER THE LAWS OF THE UNITED MEXICAN STATES ("MEXICO"), AND (3) VASA S.A., A CORPORATION ORGANIZED UNDER THE LAWS OF FRANCE. ("VASA");, ADP, AEROINVEST AND VASA ARE HEREINAFTER REFERRED TO INDIVIDUALLY AS A "PARTY" AND COLLECTIVELY AS THE "PARTIES" TO THIS AGREEMENT TOGETHER WITH CONSTRUCTORAS ICA, S.A. DE C.V. ("CICASA") AND CONTROLADORA DE OPERACIONES DE INFRAESTRUCTURA, S.A. DE C.V. ("COINSA"), AS JOINT AND SEVERAL OBLIGORS OF AEROINVEST AND VINCI S.A.("VINCI"), AS OBLIGOR OF VASA.

                                   WITNESSETH:

          WHEREAS, on December 17, 1999 the Secretaria de Comunicaciones y Transportes (the Mexican Ministry of Communications and Transport, hereinafter "SCT") published an invitation to tender (hereinafter the "Tender"), which, for the purposes of this Agreement, includes the Participation Agreement, the Stock Purchase Agreement, the Operation Agreement, the Option Agreement, the Trust Agreement, the Shareholders Agreement, the Technical Assistance and Technology Transfer Agreement, the Concession Titles, the Administrative Services Rendering Agreement, the Holding Company, the Service Company and the Subsidiaries' By-Laws (each as defined), and any other Tender documents and specifications delivered by SCT to the Parties (hereinafter collectively referred to as the "Transaction Documents") for the acquisition of a portion of the capital stock of Grupo Aeroportuario del Centro Norte, S.A. de C. V. ("GCN"), the holding company of the Mexican Center North group of airports (all of the above hereinafter referred as the "Project").

          WHEREAS, ADP as an international airport operator, developer and owner, and CICASA as a long term participant in the development, construction and operation of Mexican infrastructure with knowledge of the Mexican market conditions and experienced in infrastructure privatization projects, were authorized by SCT, on March 27, 2000, to participate in the Tender as the operating partner (the "Operating Partner") and the Mexican Partner (the "Mexican Partner") respectively, and are together hereinafter referred to as the "Key Partners", of a group of participants;

          WHEREAS, Societe Generale d'Entreprises ("SGE") as a leading construction and transport concession company, was authorized by SCT to participate in the Tender as an investment partner (the "Investment Partner") and collectively with the Key Partners (the "Partners to the Strategic Partner");

          WHEREAS, on June 14, 2000, the Parties executed the Transaction Documents with the Mexican Government pursuant to which the Mexican Government through a Mexican trust ("Nafin Trust") is holding and controlling 85% of GCN's capital stock and the refining portion of GCN's capital stock is controlled by Servicios de Tecnologia Aeroportuaria, S.A. de C.V. ("SETA" or the "Strategic Partner", formerly known as Operadora Mexicana de Aeropuertos, S.A. de C.V.) through a Mexican trust (the "Guaranty Trust").

          WHEREAS, the Parties executed a consortium agreement dated May 16, 2000, which was subsequently amended on June 7, 2000, June 14, 2000, January 3, 2001, December 19, 2002, September 26, 2003 and April 22, 2004 ( the consortium agreement with its amendments being collectively hereinafter referred to as the "2000 Consortium Agreement")

          WHEREAS, in accordance with the Transaction Documents, the Strategic Partner's capital stock shall be distributed as follows (i) the Mexican Partner and Operating Partner shall together hold a minimum 51%, of the Strategic Partner capital stock; (ii) the Mexican Partner shall hold a minimum 25.5% of the Strategic Partner capital stock; and (iii) the Operating Partner shall hold a minimum 10% of the Strategic Partner capital stock by the end of the fourth year following the execution of the Operation Agreement. The Strategic Partner has certain possibilities to purchase additional shares in GCN (i) through the exercise of the option to purchase 3% of GCN's capital stock (the "Option Shares"), or (ii) in the event GCN fails to offer in four years from the execution of the Participation Agreement through an international public offering a minimum of 36% of the capital stock of GCN, the Strategic Partner is entitled, pursuant to section 3.4 of the Participation Agreement, to purchase 36% of GCN's capital stock (the "Additional Shares"). Any participation of the Mexican Partner or the Operating Partner above the minimum required would be considered as an Investor Partner participation with respect to the Transfer Restrictions established for the participation held through the Trust Agreement and acquired by the Partners in the Strategic Partner in the Transaction Documents.

          WHEREAS, upon the transfer of the shares owned by Vinci (formerly SOB) in SETA to VASA, VASA became a party to the 2000 Consortium Agreement on December 21, 2001;

          WHEREAS, Vinci remained liable for the obligations of VASA under the 2000 Consortium Agreement;

          WHEREAS, upon the transfer of the shares owned by CICASA in SETA to COINSA and subsequently to Aeroinvest, Aeroinvest became a party to the 2000 Consortium Agreement on September 26, 2003, with CICASA and COINSA remaining jointly and severally liable for the obligations of Aeroinvest under the 2000 Consortium Agreement;

          WHEREAS, by a letter dated August 1, 2003, SCT authorized the transfer of the shares of SETA to Aeroinvest based on the terms of the letter requesting such authorization addressed by COINSA to SCT and under which COINSA informed SCT that it will hold a 40 percent interest n Aeroinvest and will remain jointly and severally liable under the Participation Agreement;

          WHEREAS, the Parties now wish to amend and restate the 2000 Consortium Agreement and such 2000 Consortium Agreement shall be amended and superseded in its entirety by this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                   DEFINITIONS

          All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings ascribed to them in the Transaction Documents. In addition, the following terms shall have the respective meanings assigned to them:

          "Administrative Structure of GCN" shall mean the organizational structure of the Officers of GCN, to be proposed by the Parties to SCT pursuant to Clause 4.2. hereof and shown in Exhibit "A" attached hereto.

          "Airports" shall mean the airports subject to Concession Titles, granted in favor of each of the airport operating Subsidiaries.

          "BB Shares" means the acciones de la serie "BB" as defined in Articulo Segundo, clause tres of the Estatutos Sociales de Grupo Aeroportuario del Centro Norte, S.A. de CV.

          "Business Day" shall mean any day except a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, United States, or Mexico City, D.F., Mexico, or Paris, France, are authorized by law to close. All references to "days" in this Consortium Agreement shall mean Business Days unless otherwise stated.

          "Confidential Information" shall mean all information (whether or not specifically labeled or identified as "confidential"), in any form or ID diem related to each of the Parties, that is known or will be known by the other Parties in connection with the business of the Parties or otherwise. Confidential Information shall include, without limitation, all of the following: prototypes, files, analyses, techniques, systems, formulae, research, records, documentation, models, data, data bases, ideas, inventions, designs, developments, devices, methods, processes (whether or not patentable or reduced to practice), specifications, commercial information such as customer lists, pricing, costs etc., related to each of the Confidential Information shall not include any information that each of the Parties can demonstrate to the other Parties has or becomes publicly known through no wrongful act or breach of another person's obligation of confidentiality.

          "Consortium" shall mean the consortium formed by the Parties in connection with the Project.

          "Consortium Interest" means Debt Interest or Equity Interest or a combination thereof.

          "Deadlock" shall mean the event of an unresolved matter or impossibility to reach a decision at the Board of SETA with respect to a Major Decision, under the provisions and percentage of affirmative vote required under Clause 3.2.4 hereof.

          "Debt Interest" means the debt instruments issued pursuant to the Long Term Commercial Loan Contracts, dated as of December 26, 2000 (the "Long Term Loan Contracts"), and currently held by the Parties hereto and any additional debt instruments, except the New Shareholder Debt Interest, issued pursuant to the terms hereof to the Parties.

          "Equity Interest" means any equity interest issued and outstanding in SETA from time to time, including any equity interest issued after the date hereof.

          "Executive Committee" shall mean the committee of GCN referred to in Clause 4.3 hereof, and shall consist of the General Director, the Chief Financial & Administration Manager and the Chief Operations & Commercial Development Manager.

          "Extended Transfer Restrictions" shall have the meaning set forth in Clause 7.1.5.

          "Fair Market Value" means the fair market value of the Equity Interest or Debt Interest based on what a willing buyer would pay a willing seller for such interest as determined by an audit firm chosen pursuant to the following procedure: The Prepayment Parties shall nominate three (3) internationally recognized accounting and audit firms that have offices in Mexico. Each nominee will be provided with a full description of the services to be provided. Within seven (7) calendar days of receiving the nominations, the Non-Prepayment Party will inform the Prepayment Parties of its preference; provided, however, if there is more than one Non-Prepayment Party, then the Non-Prepayment Party holding the greater percentage of Equity Interest shall have the right to choose the nominee that will make the Fair Market Value determination. Whichever nominee is so chosen will be immediately hired by the Prepayment Parties and the Non-Prepayment Parties to determine the Fair Market Value of the Consortium Interest. If the Prepayment Parties have not received an answer within seven (7) days of delivery of the notice to the Non-Prepayment Parties, then the Prepayment Parties shall have the right to appoint an accounting and audit firm of their choice from the list of nominated accounting and audit firms. The cost of the services of the appointed accounting and audit Firm will be paid by all the Prepayment and Non-Prepayment Parties pro rata based on their Consortium Interest in SETA on the day of such appointment of the accounting and audit firm.

          "GCN" shall have the meaning set forth in the Recitals.

          "Holding Company" shall mean Grupo Aeroportuario del Centro Norte, S.A. de C.V. also defined as the "Corporation" under the Transaction Documents.

          "IPO" shall mean the initial public offering of a portion of GCN's capital stock contributed by the Mexican Government to the Nafin Trust, pursuant to the provisions of the Participation Agreement, the Shareholders Agreement and the Option Agreement.

          "Interest" or "Shares" shall mean as the case may be, a capital interest participation in the outstanding and fully paid issued capital stock of the Strategic Partner, as well as any loans which the shareholders of the Strategic Partners may have granted or may grant to the latter, whether in Mexican Pesos, legal tender of the United Mexican States, or any other legal tender different therefrom.

          "Internal Costs" shall mean those costs and expenses properly incurred by the Parties for the Project up to Initial Capitalization Date, in accordance with this Agreement, which are not External Costs .

          "Major Decision" shall have the meaning set forth in Clause 3.2.4 hereof.

          "Major Project Contract" shall mean each of this Agreement, the By-laws and Shareholders' Agreement of SETA, the Project Management Agreement, the Operation Agreement, the Transaction Documents, any other agreement to which SETA is a party, and any agreement to which the Holding Company or any of its Subsidiaries is a party provided that it falls within the criteria outlined in Clause 3.2.4 (k) and (l).

          "Management Fee" shall mean the fees that the Strategic Partner, will receive in consideration of the services rendered pursuant to the terms and conditions of the Technical Assistance and Technology Transfer Agreement and the Administrative Services Rendering Agreement.

          "Master Development Program" shall have the meaning set forth in the Shareholder Agreement.

          "Nominees" shall mean the persons appointed by Shareholders of SETA to represent them during Shareholder Meetings of SETA pursuant to Clause 3.1.2 hereof.

          "Obligation" shall mean any obligation or liability, burden lien, encumbrance, or responsibility contained or established in the Transaction Documents applicable to the Strategic Partner, including but not limited to the following:

              AGREEMENTS                               OBLIGATION
              ----------                               ----------
a) Participation Agreement Section      Pay purchase price for 15% of GCN's
2.1; and Stock Purchase Agreement       capital stock; 25% upon the execution of
Section 2.4                             the Stock Purchase Agreement and 75% on
                                        September 14, 2000, plus accrued
                                        interest at the agreed interest rate.

b) Participation Agreement Section      Provide Technical Assistance.
2.6; and Technical Assistance and
Technology Transfer Agreement Section
2.2

c) Participation Agreement Section      Quality Guaranty of the standards of the
2.6; and Technical Assistance and       Technical Assistance and the people
Technology Transfer Agreement Section   involved,
3.2

Participation Agreement Section 2.6;    Indemnity for the use of Intellectual
and Technical Assistance and            Property
Technology Transfer Agreement Section
9.2 and 10.1

e) Participation Agreement Section      Indemnity for damages to third parties
2,6; and Technical Assistance and       and the Airports.
Technology Transfer Agreement Section
9.3 and 10.1

          "Officers" shall mean the seven executive managers of GCN appointed in accordance with Clause 4.2 hereof.

          "Operation Agreement" shall mean the operation agreement between SETA and ADP executed on and that is attached hereto as Exhibit E.

          "Permitted Investments" shall mean marketable securities with an investment grade rating in the respective currency in which the securities are denominated (as determined by Standard & Poors Corp. or Moody's investors Services Inc.) which the Holding Company or any of its subsidiaries shall purchase for cash management purposes.

          "Project Management Agreement" shall mean the agreement between the Parties as set out in Clause 8 hereof.

          "Related Party" shall mean (i) in all cases, any person controlling, controlled by, or under common control with, a Party, and (ii) the spouse, sibling, parent, child or other blood or in-law family members within the fourth degree, in a direct or collateral line, of a Party. A Party will be deemed to control another Party (other than a natural Person) if the first Party possesses, directly or indirectly, the power to direct or cause the direction or management and policies of the other Party, whether through the ownership of voting securities, by contract or otherwise.

          "Representatives" shall mean the following representatives of the
Parties:

          a) ADP, Dominique Pannier or his replacement as ADP may solely decide from time to time,

          b) AEROINVEST: Luis Zarate Rocha, or his replacement as AEROINVEST may solely decide from time to time,

          c) VASA: Renaud de Matharel or his replacement as VASA may solely decide from time to time.

          "Secured Credit Agreement" means, collectively, the Senior Secured Credit Agreement, dated as of June 28, 2002, among SETA, WestLB AG (formerly known as Westdeutsche Landesbank Girozentrale) ("WestLB"), New York Branch, ADP, VASA and COINSA, and the Amended and Restated Senior Secured Credit Agreement dated as of December 19, 2002 among SETA, WestLB, ADP, VASA and COINSA, as amended from time to time.

          "SETA" means Servicios de Tecnologia Aeroportuaria, S.A. de C.V. (formerly known as Operadora Mexicana de Aeropuertos, S.A. de C.V.), a sociedad anonima organized under the laws of the United Mexican States.

          "Subsidiaries" shall mean the companies owned or controlled by GCN.

          "Transaction Documents" shall have the meanings set forth in the recitals of this Agreement.

          "Transfer Restrictions" shall mean any exit restriction or impediment provided in the Transaction Documents that may oblige any of the Parties to maintain a minimum capital participation in the Strategic Partner for a determined period of time.

I.   PURPOSE

1.1 This Agreement establishes the agreement among the Parties, with respect to:

     (a) the corporate and/or contractual governance rules of, and access to third parties by either SETA or GCN; and

     (b) other commitments among the Parties with respect to their participation in the Project.

1.2 The intention of the Parties is to hold Interests in SETA, in each category of shares of SETA, and the Parties shall have the same rights and obligations as shareholders of SETA, but in proportion to their Interest. The Parties agree to seek on a best efforts basis to achieve and keep this structure.

II.  (OMITTED)

III. MANAGEMENT OF THE STRATEGIC PARTNER

3.0  MANAGEMENT

     The business and affairs of SETA shall be supervised and managed by or under the direction of the shareholders of SETA pursuant to Clause 3.1 hereof and of a Board of Directors (the "Board of SETA") which shall make decisions as set forth in Clause 3.2 hereof

3.1  SHAREHOLDERS' MEETINGS

3.1.1 FREQUENCY AND NOTICES

     (a) Shareholders of SETA shall hold a meeting (a "SETA Shareholders Meeting") at least once annually and prior to each and every shareholder meeting of GCN.

     (b) The Board of SETA or the statutory examiners shall otherwise have the right to call at any time a SETA Shareholders Meeting (either at the request of a shareholder or one or more Directors) by sending a written notice to the shareholders, signed by the Secretary of the Board of SETA.

     (c) Each shareholder shall receive such written notice at least 15 Business Days prior to the date of the meeting, except in the circumstances described in Clause 3.1.3 and Clause 3.1.5 (d).

3.1.2 NOMINEES

     The SETA Shareholders Meeting shall include the Nominees who shall be executive managers of each of the shareholders of SETA. Each shareholder shall have the right to appoint one Nominee

     Directors of the Board of SETA shall not he appointed as Nominees.

3.1.3 QUORUM & VOTING RULES

     A quorum for the SETA Shareholders' Meeting shall exist where 76.5% of the issued Shares of SETA are present either physically or by proxy. However, a quorum of 100% of the issued Shares of SETA shall be required for shareholders meetings where decision regarding Clauses 11.5 (e), (f), (g),
     (j) and (m) are to be taken. In case of attendance of a Nominee due to unforeseeable reasons beyond his reasonable control) of a meeting shall be rescheduled for the following week (but at least 4 Business Days laterat the earliest, unless otherwise agreed by all the Nominees.

     The ordinary and extraordinary shareholders meetings installed in second or subsequent call will be legally covered when shareholders representing at least 62.75% of the capital stock are present and vote in the meeting, and the resolutions will be considered legally adopted when favorable vote of 76.5% of the capital stock actually represented in the meeting is obtained, provided, however, that those shares represented at the meeting but abstaining to vote will not be counted as represented at the meeting for this purpose. A second or subsequent call will be issued in any particular meeting, in the understanding that there shall be at least ten natural days between the date of the meeting in which the quorum was not achieved and the date of the subsequent meeting.

     Each shareholder shall have the same number of votes as the number of Shares held by it in the capital stock of SETA.

3.1.4 ORDINARY MEETINGS

     The following decisions shall be made in the Ordinary SETA Shareholders Meeting which shall be convened both annually and before every shareholder meeting of GCN.

     The following decisions shall require the affirmative vote of at least a
     76.5 % Interest of the shareholders in the Strategic Partner:

     (a) approval of the financial statements of SETA and review of the analysis prepared by the statutory examiners;

     (b) nomination of the appointees of the shareholders of SETA to attend shareholders' meetings of GCN;

     (c) approval of any proposal to be submitted or approved by the appointees of the shareholders of SETA during shareholders' meetings of GCN;

     (d) approval of the financial statements of GCN before such statements are presented by the Operating Committee of GCN to the Board of GCN and to the shareholders' meeting of GCN for approval;

     (e) approval of the dividend policy of GCN before it is proposed by the Operating-Committee of GCN to the shareholders' meeting of GCN for approval.; and

     (f) appointment of the Directors of the Board of SETA and the statutory, examiners of SETA and determination of their compensation.

3.1.5 EXTRAORDINARY MEETINGS

     The following decisions shall be taken in an Extraordinary SETA Shareholders Meeting:

     (a) approval of the sale of Shares by VASA resulting in its Interest becoming less than 25.5% during the Fifteen Year Waiting Period (as defined in the Clause 2.4.1 of the Participation Agreement);

     (b) to the extent the Technical Assistance and Technology Transfer Agreement remains in full force and effect, including in circumstances where the term of such Agreement would have been automatically renewed pursuant to Section 5.2 of said Agreement, approval of the sale of Shares by any Party which would reduce the Interest of such Party in the Strategic Partner below 25.5%;

     (c)  pledge of any Shares held in the Strategic Partner;

     (d) resolution of a Deadlock. In such circumstances, the prior written notice referred to in Clause 3.1.1 (c) shall be reduced to one week;

     (e) amend or terminate this Agreement (including the Project Management Agreement), SETA's by-laws or SETA's shareholders agreement (including amending SETA's duration, dissolution or liquidation of SETA, decreasing SETA's capital stock, changing SETA's nationality or legal nature) provided that in the case of any agreement to which the Holding Company or any of its subsidiaries is a party, falling within the criteria outlined in clause 3.2.4 (k) and (l) the decision shall be limited to recommending the amendment or termination of such agreement;

     (f) amend or terminate the Corporate By-laws of the Holding Company, or the Participation Agreement, or the Shareholders Agreement, or the Technical Assistance and Technology Transfer Agreement or the Option Agreement pursuant to Article 44 of the By-laws of the Holding Company, to Article 10.2.1 of the Participation Agreement, Articles
          11.2 and 9.1 of the Shareholders Agreement, Articles 5.1 and 15.2 of the Technical Assistance and Technology Transfer Agreement and Articles 7.2 and 8 of the Option Agreement;

     (g) merge, split, dissolve or liquidate OCN pursuant to Article 44 of the By-laws of the Holding Company;

     (h)  register SETA on any stock exchange;

     (i) increase SETA's share capital, or create new categories of shares or securities or convert the shares;

     (j) as regard the rights of the shareholders of SETA to reduce the variable capital thereof, any such capital reduction as described in article nine (9) of the by-laws of SETA may be only exercised with the prior unanimous approval of the shareholders.

     (k) sale of any shares or of the option to buy a further 3% of shares (or of any part thereof) held by the Strategic Partner in GCN; exercise of such option;

     (l) conversion of BB shares to B shares (as defined in Article VI of the By-laws of the Holding Company);

     (m)  decisions in connection with Clauses 7.1.2 or 7.1.3 hereof;

     (n)  make any other decision, which they deem appropriate.

     Decisions regarding Clauses 3.1.5 (e), (f), (g) and (m) shall be made by unanimous consent. All other decisions regarding Clauses 3.1.4 and 3.1.5 shall require a super majority approval of 76.5% of voting shares.

3.1.6 MINUTES

     Minutes of SETA Shareholders Meetings shall be recorded by the Secretary of the Board of SETA, as defined below. Minutes will be circulated to the shareholders for approval within 10 Business Days following the meeting.

3.2  BOARD OF THE STRATEGIC PARTNER

3.2.1 FREQUENCY AND NOTICES

     (a) The Chairman of the Board shall call a meeting whenever a Director so requests in writing and, in any event, not less than every 6 weeks or as required by stock exchange registration rules as the case may be. In any event, a meeting shall be called immediately before a board meeting of GCN.

     (b) Each Director shall receive a written notice of a meeting the Secretary of the Board at least fifteen days prior to the date scheduled for meeting of the Board , except in the event of a dispute among the Officers e Executive Committee which requires an urgent resolution, in which case Clause 4.3.3(e)(i) shall apply.

     (c) If any such meeting is postponed or cancelled for any reason, the Secretary of the Board shall deliver a notice to each Director as soon as possible, but in any event at least three Business Days prior to the date scheduled for the postponed or cancelled meeting.

     (d) If a new date is to be set for a meeting following such postponement or cancellation, each Director shall be notified in writing by the Secretary of the Board at least five Business Days prior to the new date.

3.2.2 MEMBERS

     The Board shall be comprised of a maximum of 7 (seven) members (each one a "Director" and collectively the "Directors"). Each shareholder in the Strategic Partner shall have the right to appoint one Director and its alternate for each 12.75 % Interest it owns in SETA.

     The chairmanship of the Board shall rotate among the Parties every two years, it being understood that the current Chairman is a Director designated by ADP, that the next Chairman to be elected in October 2004 shall be a Director designated by Aeroinvest, and that the succeeding Chairman to be elected in October 2006 shall be a Director designated by VASA. This order shall be kept for the following years. The Chairman shall not have a tie-breaking vote,

     The Directors shall collectively designate a secretary of the Board (the "Secretary of the Board") who shall not be a member of the Board.

3.2.3 QUORUM & VOTING RULES

     A quorum for a first call meeting shall exist where 6 (six) of the Directors or their corresponding alternates are present, but in any event the presence of all the Directors or their alternates representing the Parties shall be required.

     The quorum for a second or subsequent Board meeting shall exist where 4
     (four) of the Directors or their corresponding alternates are present, subject to Clause 3.2.4 hereof.

     The Directors of each Party present at a Board meeting shall have 1 (one) vote.

     The Parties realize that they have a substantial interest in the effective management and operation of SETA. Therefore, the decisions of the Board shall whenever possible he made on a unanimous basis after full discussion, and the Parties shall instruct their respective Directors on the Board to make a good faith effort to resolve any differences and to act unanimously.

     However, should unanimity not be achieved, the following rules shall apply:

     (a) the Major Decisions as defined in Clause 3.2.4 shall require a "Super Majority" vote at the Board of SETA, that is, the affirmative vote of at least 6 (six) Directors,

     (b) the decisions referred to in Clause 3.2.5 shall require a "Simple Majority" vote, at the Board of SETA, that is, the affirmative vote of at least 4 (four) Directors, and

     (c) on any resolution proposed to the Board of SETA in relation with ADP Ingenerie, Article 156 of the Mexican general law on commercial companies shall apply where the Directors appointed by ADP have a conflict of interest with SETA and in such case, notwithstanding Clause 3.2.4.(t), the decision shall then require the unanimous vote of all Directors except Directors appointed by ADP.

     The Board shall implement without a vote all decisions approved by the Shareholders in a SETA Shareholders Meeting.

3.2.4 DECISIONS OF THE BOARD REQUIRING SUPER MAJORITY -- MAJOR DECISIONS

     The following acts, expenditures, decisions and obligations to be made or incurred by the Strategic Partner (each a "Major Decision") shall require a Super Majority vote:

     (a) organization charts and administrative structure of GCN, of the Service Company, and of each of the airports being proposed by the Operating Committee of GCN to the board of GCN for approval as stipulated in Articles 18 (x) and 28 (4) of the By-laws of the Holding Company;

     (b)  appointment or dismissal of :

          i. the first two levels of the managers of the Holding Company, of the Service Company, and of the Airport Concessionaire Companies which the year preceding the exercise of the appointment or the dismissal have had traffic above 0.3 million passengers per annum ("PAX"), subject to the provisions of Clause 4.2.1 hereof and
               Article 29 (2) of the By-laws of the Holding Company.

          ii. the 13 Administrators of the Airport Concessionaire Comp s pursuant to Article 28 (6) of the By-laws of the Holding Company;

     (c) salary and benefit packages of personnel listed in (b) above, subject to the remuneration guidelines imposed by SCT and, following the first IPO Nominations and Compensations Committee for the officers of the of the Holding Company's subsidiaries, including the General Director and the area directors pursuant to Article 29 (3) of the By-laws of the Holding Company;

     (d) general wages and benefits policy of GCN and awarding of bonuses pursuant to Article 28 (9) of the By-laws of the Holding Company;

     (e) appointment or dismissal of the SETA representatives on each of the Auditing Committee, the Acquisitions & Agreements Committee and the Nominations & Compensations Committee which correspond to 20% of the total members on such Committees pursuant to Articles 19 (ii), 29, 31 and 34 of the By-laws of the Holding Company;

     (f) voting positions to be taken by the SETA representatives on the Committees in (e) above;

     (g) the presentation to the board of GCN of the Master Development Program of GCN proposed by the Operating Committee of GCN and any variation of these Master Development Programs pursuant to Article 28 (3) of the By-laws of the Holding Company;

     (h) the presentation to the board of GCN of the annual budget and operation plan (the "Annual Budget") which shall be prepared on October 31 of each year by the Operating Committee of GCN pursuant to
          Article 28 (1) of the By-laws of the Holding Company, and which shall include pro-forma financial statements, production plans, capital expenditures with relevant support and materials;

     (i) the presentation to the board of GCN of the Business Plan which shall be prepared by the Operating Committee of GCN pursuant to the By-laws of the Holding Company;

     (j) propose to the Extraordinary Shareholders' Meeting amendments to, or termination of, a Major Project Contract subject to the powers of shareholders meetings set out in clause 3.1.5.(e);

     (k) entering into any agreement (whether oral or written) between GCN and a shareholder of SETA, any Related Party thereof, including (a) contracts for services under the Technical Assistance Agreement and,
          (b) contracts for works under the Project Management Agreement;

     (l) award of contracts by GCN for works or services to any third party with a unit value above:

          i. US$100,000 for an airport with traffic below 0.3 million PAX in the year preceding the award,

          ii. US$200,000 for an airport with traffic comprised between 0.3 million and 0.5 million PAX in the year preceding the award,

          iii. US$500,000 for an airport with traffic comprised between 0.5 million and 1 million PAX in the year preceding the award,

          iv. US$1 million for an airport with traffic comprised between 1 million and 3 million PAX in the year preceding the award,

          v. US$3 million for an airport with traffic above 3 million PAX in the year preceding the award,

          vi. the lower of the aggregate of the amounts set forth in (i) through (iv), as applicable, and US$3 million for any group of airports, or the Holding Company;

     (m) asset disposals by GCN with a unit value above the caps set in (l) above, but excluding Permitted Investments;

     (n) finance and lease agreements (including hedging agreements) to which GCN is a party with a unit value above the caps set in (l) above notwithstanding the powers granted to the board of GCN pursuant to
          Article 17 (11) of the By-laws of the Holding Company;

     (o) capital investments of GCN with a unit value above the caps set in (l) above, but excluding Permitted Investments;

     (p) granting of GCN guaranties in favor of third parties or between GCN companies with a unit value above the caps set in (l) above;

     (q) entering into a lawsuit with a third party exposing GCN to an estimated risk above US$ 200,000 notwithstanding the powers which are specifically granted to the board of GCN pursuant to Articles 17 (1) and 17 (3) of the By-laws of the Holding Company;

     (r) defining the tax and accounting policies of SETA and GCN notwithstanding the powers of the board of GCN pursuant to Article 17
          (12) of the By-laws of the Holding Company;

     (s) granting of powers of attorney to third parties to represent GCN notwithstanding the powers of the board of GCN pursuant to Article 17
          (1) of the By-laws of the Holding Company;

     (t) entering into, amending or, terminating any transaction (including the opening of bank accounts), agreement or contract (whether oral or written) to which SETA is a party, whatever the amount;

     (u) incurring any expenses or liabilities of any nature whatever the amount on behalf of SETA;

     (v)  approval of payment of Audit Mission costs;

     (w) exercise veto rights on the board of GCN in accordance with the Transaction Documents; and

     (x) amendment or termination of the Operation Agreement except where such termination arises by reason of the Operator's default under the Operation Agreement, in which case a simple majority approval will suffice.

     The approval of the Board of SETA will not be required for transactions of a lower amount than indicated above under paragraph (l) through (p).

3.2.5 DECISIONS OF THE BOARD REQUIRING SIMPLE MAJORITY

     All other acts, expenditures, decisions and obligations to be made or incurred by GCN which:

     (a)  are not listed in Clause 3.2.4, and

     (b) are not expressly included in the powers grunted to the Executive Committee pursuant to Clause 4.3.6 herein,

     shall require the Simple Majority vote of the Board of SETA.

3.2.6 ATTENDANCE AND REPORTING OF THE EXECUTIVE COMMITTEE OF GCN

     The three Officers member of the Executive Committee of GCN shall attend each SETA Board meeting to jointly report to the Board on the activity of GCN since the last Board of SETA meeting or on any other matter which they deem important to report to the Board (each Officer acting individually in this latter respect). The structure and contents of the activity reports shall be decided by Simple Majority vote of the Board.

     When certain sensitive or confidential matters are being discussed by the Board, and upon the decision of the Super Majority of the Board of SETA, any member of the Executive Committee of GCN may be prevented from attending a Board of SETA meeting.

3.2.7 MINUTES

     The Secretary of the Board shall record minutes of any Board meeting and shall deliver such minutes to the Parties within (5) five Business Days following the date of the meeting. The minutes of a Board meeting shall be approved as the first item on the agenda of the following Board meeting. The minutes of Board meetings shall be signed by the Chairman of the Board and the Secretary of the Board, as well as the Statutory Examiners that attended the meeting.

3.2.8 RESOLUTION OF DEADLOCKS

     If, at any time, a Deadlock arises, then the following rules shall apply:

     (a) within three (3) Business Days of the occurrence of such Deadlock, the Parties that have appointed Board Members shall refer the matter subject of the Deadlock to their respective Representatives; who shall meet and use their best endeavors to resolve the Deadlock within five
          (5) Business Days following such referral, and if the Deadlock is resolved by the Representatives, such Representatives shall instruct their respective Directors in the Strategic Partner to vote at the Board, as agreed by the Representatives, and

     (b) if the Representatives are unable to resolve the Deadlock, then an Extraordinary SETA Shareholder Meeting shall be convened pursuant to Clause 3.1.1. and 3.1.5


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

3.2.9 SPECIFIC PROVISIONS IN CONNECTION WITH THE SECURED CREDIT AGREEMENT

If

     (i) the Lender (as such term is defined in the Secured Credit Agreement) either:

     or (a) accelerates the Loan (as such term is defined in the Secured Credit Agreement.

     or (b) declares an Event of Default (as such term is defined in the Secured Credit Agreement) pursuant to Section 8.01 of the Secured Credit Agreement.

     or (c) there shall be commenced or instituted, voluntarily or involuntarily, a case in a court or similar competent forum against a Party to this agreement seeking the liquidation or reorganization of such Party, and, if involuntary, either (i) a determination is made that such Party is insolvent or has defaulted in the payment of its obligations generally (such as the issuance by a judge of competent jurisdiction (x) in Mexico of a resolution opening the concurso mercantile procedure or (y) in France of a redressement or liquidation judiciaries) or (ii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed after such period for dismissal or stay has expired under applicable French or Mexican law, or if it requests or accepts the imposition of a conciliador, sindico, auditor, receiver, or administrator or if such representative is designated or takes possession of such Party, as the case may be, or all or a substantial portion of its liabilities and assets; or all or a substantial portion of its property, assets or revenues shall be subject to bankruptcy proceedings, dissolution or liquidation; or if a Party shall cease to operate or shall enter into an agreement for the benefit of its creditors or threaten in writing to suspend its operations or a substantial portion thereof, or (d) if a Party shall, at any time, by virtue of a single event or series of events suffer the loss of at least 70% of (x) its paid in capital or (y) its assets,

     and

     (ii) Parties holding in the aggregate more than 50% of the Consortium Interest (the "Prepayment Parties") have decided and agreed that SETA shall pay or otherwise discharge, in full or part, any amounts outstanding under the Secured Credit Agreement, including, but not limited to, any then outstanding principal, interest and other amounts outstanding under to the Secured Credit Agreement (the "Outstanding Amount"),

     then the consent of any other Party (the "Non-Prepayment Parties") or of the representatives of such Non-Prepayment Parties on the Board of Directors of SETA, notwithstanding any other provision of this Agreement, shall not be necessary for SETA to make such prepayment. Notwithstanding any other provision of this Agreement, SETA shall sell any available liquid asset (but, for the sake of clarity, such liquid assets shall exclude the BB Shares owned by SETA) to pay all or any portion of the then Outstanding Amount (the amount remaining then to be prepaid being the "Prepayment Amount").

     After the Prepayment Parties have agreed that SETA shall prepay the Prepayment Amount in accordance with the immediately above paragraph, the Prepayment Parties may, in addition, determine (a "Determination") that SETA will raise additional funds by issuing Consortium Interest (such Determination to include whether such Consortium Interest should be in the form of Debt Interest, Equity Interest, or a combination thereof, and the price and other terms by which SETA will issue any such Consortium Interest) or an alternative borrowing (and the price and other terms by which SETA will issue any such alternate indebtedness) to pay all of the then due Prepayment Amount; provided, however, that (except as specifically provided for in the last paragraph of this Clause 3.2.9) any Debt Interests issued hereunder shall be allocated among the Parties pari passu with their holdings of Consortium Interest, and on similar terms as the Debt Interest outstanding at such time (and should there be no Debt Interest outstanding at such time, such new Debt Interest will be under similar terms as those contained in the Long Term Loan Contracts).

     Upon the Determination to issue Consortium Interest, each of the Parties, including the Non-Prepayment Parties, agrees to subscribe for that amount of Consortium Interest equal to the product of

          (i) such Party's percentage of the Consortium Interest outstanding immediately prior to the issuance of any additional Consortium Interest and

          (ii) the then Prepayment Amount

     (hereunder defined as the "Pro Rata Contribution Amount"),

     provided, however, that a Party shall have the right not to subscribe for its Pro Rata Contribution Amount (in which case it will be a "Non-Subscribing Party"). In the event a Party does not subscribe for its Pro Rata Contribution Amount, then each of the other Parties that have contributed their Pro Rata Contribution Amount (the "Subscribing Parties") shall have the right, but not the obligation, to subscribe for an amount of Consortium Interest equal to the product of (i) the Non-Subscribing Party's Pro Rata Contribution Amount and (ii) the quotient of (A) such Subscribing Party's Consortium Interest and (B) the sum of all other Subscribing Parties' Consortium Interest.

     Upon any subscription by the Subscribing Parties of a Non-Subscribing Party's Pro Rata Contribution Amount, each of the Parties agrees that, if it is a Non-Subscribing Party, it shall sell to each of the Subscribing Parties, if necessary, the minimum amount required of its Consortium Interest (either, as applicable, in Debt Interest, Equity Interest or a combination thereof) so that, after such transfer, the percentage of the aggregate amount of Debt Interest it holds shall be equal to the percentage of the aggregate amount of Equity Interest it holds, The price that each Subscribing Party shall pay For the Non-Subscribing Party's Consortium Interest shall be equal to the Fair Market Value, as applicable of the Equity Interest or Debt Interest.

     If any applicable law or regulation (including any provision of the Documents or the governing instrument of a Party) prohibits the Parties applying the immediately preceding two paragraphs, then the following provisions shall apply, but only with respect to that portion of the Non-Subscribing Party's Consortium Interest that applicable law or regulation (including any provision of the Transaction Documents or of the governing instrument of a Party) which prohibits the Non-Subscribing Party from transferring to the Subscribing Party or Parties and only to the extent that this provision (or part hereof) does not violate any applicable law or regulation:

          (i) the Prepayment Parties may agree at any time, in lieu of the new Debt Interest or Equity Interest to be issued in accordance with the previous paragraphs of this Clause 3.2.9, that SETA will issue, and the Subscribing Parties will subscribe to, a note or notes (the "New Shareholder Debt Interest"), which shall be in the form of a demand note that is senior to the Debt Interest of the Parties (for purposes hereof, "senior" shall mean that the New Shareholder Debt Interest and the interest thereof shall be repaid and paid in full before any interest and principal of the Debt Interest may be paid by SETA) and carries the same interest rate as the Debt Interest but is subordinate to the debt issued pursuant to the Secured Credit Agreement ("subordinate" shall mean that all provisions of the Subordination Agreement shall be applicable to the New Shareholder Debt Interest as if it were Debt Interest thereunder);

          (ii) the Parties agree that, prior to payment in full of the New Shareholder Debt Interest, SETA shall make no expenditures except, notwithstanding any other provision of this Agreement, either to (A) make payments as required under the Secured Credit Agreement and (B) make payments to the Parties of Sponsor Shareholder Reimbursable Expenses (as such term is defined in the Senior Credit Agreement);

          (iii) to the extent applicable (and with the prior consent of any governmental authorities as may be required under the Transaction Documents or the governing instrument of a Party), any Non-Subscribing Party shall (A) pledge to the Subscribing Parties to secure SETA's obligation under the New Shareholder Debt Interest that amount of Equity Interest it would have transferred pursuant to the immediately preceding paragraph and (B) with the prior consent of the governmental authorities as may be required under the Transaction Documents assign to the Subscribing Parties the right to vote such Equity Interest and receive all dividends and any other distribution hereon; arid (iv) to :he extent applicable., any Non-Subscribing Party shall assign to the Subscribing Parties the right to receive payments of interest with respect to that amount of Debt Interest it would have transferred pursuant to the immediately preceding paragraph.

     Notwithstanding any other provisions under this Agreement, at any time with six months of the occurrence of the latest of the following, as may be applicable under the provisions of this Clause 3.2.9,

     (i) the funding of Equity Interest by the Subscribing Parties,

     (ii) the funding of Debt Interest by the Subscribing Patties,

     (iii) the funding of the New Shareholder Debt Interest by the Subscribing Parties,

     (iv) the sale at Fair Market Value of Debt Interest by any Non-Subscribing Party to the Subscribing Parties pursuant to the above provisions, or

     (v) the sale at Fair Market Value of Equity Interest by any Non-Subscribing Party to the Subscribing Parties pursuant to the above provisions,

     each of the Non-Subscribing Parties shall, pursuant to the option agreement in the form of Appendix 1 hereto (the "Option Agreement"), have the right to repurchase, at a price calculated pursuant to Article 2 of the Option Agreement, in a single transaction from the Subscribing Parties

          (i) all (but not less than all) of the Equity Interest and/or the Debt Interest purchased by the Subscribing Parties from that Non-Subscribing Party and

          (ii) its pro rata share (such pro rata share to be based on the Interest held by such Non-Subscribing Party prior to the application of any provisions of this Clause 3.2.9) of the New Shareholder Debt Interest from the Subscribing Parties so that in both cases the Non-Subscribing Party will, after giving effect to such purchase, have the financial participation in SETA to which it would have been entitled had it been a Subscribing Party hereunder.

3.2.10 TRANSFER IN CASE OF REORGANIZATION OR LIQUIDATION OF A PARTY

     Each of the Parties hereto agrees and covenants that if

     (a) there shall be commenced or instituted, voluntarily or involuntarily, a case in a court or similar competent Forum against a Party to this agreement seeking the liquidation or reorganization of such Party, and if involuntary, either (i) a determination is made that such Party is insolvent or has defaulted in the payment of its obligations generally (such as the issuance by a judge of competent jurisdiction (x) in Mexico of a resolution opening the concurso mercantil procedure or (y) in France of a redressement or liquidation judiciaries) or (ii) the petition commencing such involuntary case or proceeding remains undismissed and unstayed after such period for dismissal or stay has expired under applicable French or Mexican law, or

     (b) if it requests or accepts the imposition of a conciliador, sindico, auditor, receiver or administrator or if such representative is designated and takes possession of such Party, as the case may be, or

     (c) all or a substantial portion of its liabilities and assets, or all or a substantial portion of its property, assets or revenues shall be subject to bankruptcy proceedings, dissolution or liquidation; or

     (d) if a Party shall cease to operate or shall enter into an agreement for the benefit of its creditors or threaten in writing to suspend its operations or a substantial portion thereof; or

     (e) if a Party shall, at any time, by virtue of a single event or series of events suffer the loss of at least 70% of (x) its paid in capital or (y) its assets,

     then the other Parties hereto shall have the right, but not the obligation, to purchase from such Party (the "Defaulting Party") and each Party if it is the Defaulting Party hereby agrees to sell all or part of its Consortium Interest to such non-defaulting Parties for a price equal to the Fair Market Value of such Consortium Interest. If any applicable law or regulation (including any provision of the Transaction Documents or the governing instrument of a Party) prohibits the Parties from applying this Clause 3.2.10, then the Parties hereto agree that the non-defaulting Parties shall have the right to assign to any third party this right to purchase and to enforce the obligation to sell contained herein.

3.2.11 PREPAYMENT OF THE LOAN

     The Parties hereto may decide at any time that SETA shall prepay the Outstanding Amount of the Loan (as defined in the Senior Secured Credit Agreement). Except as otherwise provided for in Clause 3.2,9, such a decision shall require the unanimous consent of the Parties.

3.2.12 JOINT LIABILITY

     (a) AEROINVEST, CICASA and COINSA undertake that they are and shall remain fully and jointly responsible for the due performance of any and all obligations contained in this Consortium Agreement, the Transaction Documents and the Secured Credit Agreement, as amended from time to time.

     (b) Vinci and VASA undertake that they are and shall remain fully and jointly responsible for the due performance of any and all obligations contained in this Consortium Agreement, the Transaction Documents and the Secured Credit Agreement, as amended from time to time.

3.2.13 OPERATING AGREEMENT LETTERS

     It is understood and agreed that the Operating Agreement Letters (as defined in the Secured Credit Agreement) and any other documents related to them shall be considered as part of the Transaction Documents, such as defined in the Participation Agreement or in the Consortium Agreement.

3.3  STATUTORY EXAMINERS OF SETA

     The surveillance of SETA shall be entrusted to a permanent examiner and an alternate examiner or external auditor, to be appointed by the Board of SETA pursuant to Clause 3.2.4 (b). Such appointment hall reside in a partner of a firm or office of certified public accountants which shall act as the external auditors of SETA, and shall prepare the information for the annual reports, certifying the general balance sheet and the profits and losses statements for each fiscal year.

IV. MANAGEMENT OF GCN - DESIGNATIONS OF DIRECTORS, COMMITTEE MEMBERS AND OFFICERS IN GCN

     In accordance with the Transaction Documents, certain members designated by SETA shall participate in the management and operation of GCN at the GCN board of directors, Operating Committee, Executive Committee, Contracts and Acquisitions Committee, Audit Committee, Nomination and Compensation Committee and the Officers, as well as the Managers of GCN's subsidiaries. In accordance with their rights to designate members of GCN management conferred in the Transaction Documents, the Parties agree to the rules set forth below with respect to each Party's right to make different level designations in GCN. If the number of members of the management to be designated by the Parties changes, each Party shall use its best efforts to reach an agreement satisfactory to the other Parties, trying to maintain as much as possible equal participation in each area of the management levels of GCN or GCN's subsidiaries.

4.1  APPOINTMENT OF MEMBERS OF GCN'S BOARD OF DIRECTORS

4.1.1 Pursuant to Article 6.3(a) of the By-laws of the Holding Company and
     Section 2.8 of the Participation Agreement, the Strategic Partner is entitled to appoint three members of GCN's board of directors and their respective alternates. Consequently the Parties hereby agree that such appointment shall be made as follows:

     (a)  ADP shall designate (1) one member and the corresponding alternate,

     (b) AEROINVEST shall designate (1) one member and the corresponding alternate, and

     (c)  VASA shall designate (1) one member and the corresponding alternate.

     The Parties hereby agree that the three directors of the board of GCN appointed by SETA shall not be Officers of GCN. The Parties further agree that these three directors shall be Directors of the Board of SETA.

4.1.2 To nominate a Director of the board of GCN, a shareholder of SETA shall own at least 25.5% of the stock of SETA.

     If only two shareholders of SETA own each at least 25.5 % of the stock of SETA, then these two shareholders will jointly nominate the third Director of the board of GCN, and his corresponding alternate.

     If only one shareholder of SETA owns at least 25.5 % of the stock of SETA, then it will nominate all three Directors on the Board of GCN, and their corresponding alternates.

4.1.3 The three Directors of GCN appointed by SETA shall vote (including use of veto) at the board of GCN in strict compliance with the decisions made by the Board of SETA to the extent the item on the agenda of the GCN board meeting falls within the powers of the Board of SETA. For all other items (including use of veto), the 3 directors shall consult each other and decide on a common position before expressing their views on the board of GCN and before proceeding to any vote (including use of veto). In the event they are unable to reach a common position, they will attempt to delay the decision on the board of GCN in order to obtain instructions from the shareholders of SETA.

4.2  APPOINTMENT OF GCN'S OFFICERS AND MEMBERS OF THE OPERATING COMMITTEE

4.2.1 Pursuant to Article 19 of the By-laws of the Holding Company and Section
     2.8.2 of the Participation Agreement, the directors appointed by the Strategic Partner on the Board of GCN shall be entitled to appoint certain of the Officers. Therefore, the Parties hereby agree that such appointments shall be made as follows:

     (a) the General Director of GCN shall be appointed by AEROINVEST with the prior approval of ADP and VASA which may not be unreasonably withheld,

     (b) the Chief Financial & Administration Manager of GCN shall be appointed by VASA, with the prior approval of ADP and AEROINVEST which may not be unreasonably withheld, and

     (c) the Chief Operations & Commercial Development Manager of GCN shall be appointed by ADP, with the prior approval of AEROINVEST and VASA, which may not be unreasonably withheld.

4.2.2 The following three managers shall be appointed by the board of GCN; initially by SCT and, following the full IPO, by simple majority vote (i.e. 51%) of the board of GCN:

     (a)  the Chief Safety and Quality Control Manager,

     (b)  the Chief Human Resources Manager, and

     (c)  the General Counsel.

     The Directors appointed by the Parties at the Board of GCN shall vote as regards such appointments in accordance with a decision taken by the Board of SETA in accordance with Clause 3.2.3(a).

4.2.3 the Chief Maintenance and Infrastructure Development Manager of GCN shall be appointed by the Board of SETA in accordance with Clause 3.2.3 (a). He shall not be a member of the Operating Committee of GCN.

4.2.4 The Parties hereby agree that:

     (a) those Officers appointed according to Clause 4.2.1 hereof shall be the members of the Operating Committee of GCN nominated by SETA pursuant to Article 19 of the By-laws of the Holding Company and Section 2.8.2 of the Participation Agreement;

     (b)  the managers of GCN appointed according to Clauses 4.2.1, 4.2.2 and
          4.2.3 hereof shall be the Officers. If the proposed Administrative Structure of GCN is not accepted by SCT, each Party shall use its best efforts to reach an agreement satisfactory to the other Parties, trying to maintain as much as possible the principle of specialization in designating GCN's Officers;

     (c)  GCN's Officers appointed by the Strategic Partner may not be:

          i.   directors on the Board of SETA,

          ii.  directors on the board of GCN,

          iii. managers of the Strategic Partner;

     (d) at the written request of any two Parties, any Officer shall be dismissed. Any such Officer so dismissed shall be replaced in accordance with this Clause 4.2;

     (e) if a person is an employee of either AEROINVEST, ADP or VASA, such person shall terminate his relationship with his employer as a condition precedent to becoming an employee of GCN, whatever the position he shall assume in GCN may be;

     (f) on a day-to-day basis, and subject to the rules applicable to the Operating Committee in the Transaction Documents, the Chief Operations & Commercial Development Manager, the Chief Financial & Administration Manager and the Chief Maintenance and Infrastructure Development Manager shall report to the General Director. Subject to Article 29.3 of the By-laws of the Holding Company and Article 3.1.1 of the Shareholders Agreement, their remuneration package shall be initially set by the Board of SETA in agreement with the General Director who shall perform their annual reviews.

4.3  THE EXECUTIVE COMMITTEE OF GCN

4.3.1 FREQUENCY AND NOTICES

     The Executive Committee will meet at any location and as often as necessary. The members of the Executive Committee shall use their best efforts to work as a team and, therefore, shall meet informally when necessary. However, the Committee shall meet upon request, whether written or oral, of one of the members and the other two members shall use their best efforts to accommodate their agenda in order to allow the Committee meeting to be held as soon as possible, but in any event not later than within 5 (five) Business Days following the date of the request.

4.3.2 MEMBERS

     (a) The Executive Committee shall consist of the three Officers appointed by the shareholders of SETA in accordance with Clause 4.2.1.

     (b) The chairman of the Executive Committee shall he the General Director of GCN. The chairman of the Executive Committee shall not have a casting vote.

4.3.3 QUORUM AND VOTING RULES

     (a) The Executive Committee will hold meetings only if all three members are able to attend physically. Presence by proxy shall not be permitted.

     (b) If the quorum fails to be reached or the meeting is postponed, the chairman of the Executive Committee shall schedule another meeting of the Executive Committee to be held within the next five Business Days or as otherwise agreed by the three Officers.

     (c) The Parties realize that they have a substantial interest in the effective and efficient management and operation of GCN. Therefore, the decisions of the Executive Committee shall, whenever possible, be made on a unanimous basis after full discussion, and the Parties shall instruct their respective Officers to make a good-faith effort to resolve any differences and to act unanimously.

     (d) However, should a disagreement arise on a matter discussed during a meeting of the Executive Committee, a vote among the three members shall take place. The decision to resolve such matter shall be a decision approved by at least two of the three Officer members of the Executive Committee. In addition, the General Director will have the right to veto a decision proposed by the two other Officers of the Committee.

     (e) If a decision to resolve a matter of disagreement cannot be made such that it is supported by at least two of the three Officers of the Committee (notwithstanding any veto of the General Director), then such matter of disagreement will be referred to the Board of SETA who shall proceed as follows :

          i. the disagreement shall be discussed and, if necessary, put to vote during the next scheduled Board meeting of SETA, unless the dispute requires an urgent resolution (which it will be deemed to do if at least one of the Officers of the Executive Committee sends a written notice to the Chairman of the Board of SETA to this effect), in which case the Chairman of the Board shall send within the next two Business Days a written notice to the Directors and the Board shall meet not later than 10 Business Days following the date of the notice,

          ii. the decision to resolve the disagreement shall be taken by Simple Majority vote of the Board pursuant to Clause 3.2.5 unless the matter subject of the disagreement calls for a Major Decision, and

          iii. the decision to resolve the disagreement shall be taken by Super Majority vote of the Board pursuant to Clause 3.2.4 if the matter subject of the disagreement calls for a Major Decision.

4.3.4 OMITTED

4.3.5 REPORTING

     The Executive Committee shall report to the Board of SETA in accordance with Clause 3.2.6 hereof.

4.3.6 POWERS OF THE EXECUTIVE COMMITTEE

     The Executive Committee shall participate in the management and operation of GCN subject to the powers of the Board of SETA, the Board of GCN or the Board of any of the Subsidiaries, as the case may be. The Executive Committee shall have the following powers:

     (a) together with the Operating Committee, recommend the appointment or the dismissal of employees of GCN other than those that are to be appointed by the shareholders of SETA pursuant to Clause 3.2.4(b). The Officers of the Executive Committee shall agree on a common view with respect to any appointment prior to expressing such view as members of the Operating Committee and making any proposal to the Nominations and Compensations Committee;

     (b) together with the Operating Committee, determine the level of the remuneration of the employees referred in (a) above pursuant to
          Section 2.4.1 of the Administrative Services Rendering Agreement, but subject to the general wages and benefits policy approved by the Board of SETA pursuant to Clause 3.2.4 (d) hereof;

     (c) recommend the policy related to the bank accounts of GCN or the payments on behalf of GCN, it being understood that signing powers should be delegated on the principle of double signature, where the signature of the Chief Financial Officer & Administrative Manager (or of an employee of the treasury department of GCN to whom his powers have been delegated) will always be required. Further, any debit in excess of:

          i. US$2,000 for an airport with traffic below 0.5 million PAX in the year preceding the year in which the debit is made and for any expense of the Holding Company or the Service Company,

          ii. US$5,000 for an airport with traffic comprised between 0.5 million and 1 million PAX in the year preceding the year in which the debit is made,

          iii. US$10,000 for an airport with traffic comprised between 1 million and 3 million PAX in the year preceding the year in which the debit is made,

          iv. US$20,000 for an airport with traffic above 3 million PAX in the preceding the year in which the debit is made,

          shall require the sign-off of a member of the Executive Committee;

     (d) together with the Operating Committee, lead the formulation of the Master Development Program, the Business Plan and the Annual Budget to be submitted to the Board of GCN as per the Transaction Documents, it being understood that the Executive Committee shall seek the prior approval of the Board of SETA in accordance with Clauses 3.2.4 (g) and
          (h) hereof before their submission to the Board of GCN;

     (e) together with the Operating Committee, submit for approval to the Board of GCN the dividend policy, it being understood that the Executive Committee shall seek the prior approval of the shareholders of SETA in accordance with Clause 3.1.4(e) before such policy is submitted to the Board of GCN;

     (f) exercise the powers of the General Director referred to in Articles 17, 18 and 19 of the By-laws of the Service Company. The General Director shall at all times act in accordance with this Agreement;

     (g) subject to the powers of the board of GCN outlined in Article 18 of the By-laws of the Holding Company and the powers of the Operating Committee outlined in Article 28 of the same, propose, recommend or execute all actions, agreements, contracts and transactions, the implementation of which does not require the prior approval of the Board of SETA pursuant to Clause 3.2 above.

     In the event the three Officers are unable to agree on a course of action, the provisions under Clause 4.3.3 (d) and (e) hereof shall apply.

The Executive Committee of GCN shall have the right to act freely and swiftly in the event of an emergency relating to safety, security, protection of the environment of the Airports, their personnel and clients.

4.4  APPOINTMENT OF MEMBERS OF GCN'S OTHER COMMITTEES

     Pursuant to Articles 29, 31 and 34 of the By-laws of the Holding Company, the Strategic Partner is entitled to appoint 20% of the respective members of (i) the Nominations and Compensations Committee, (ii) the Audit Committee, and (iii) the Acquisitions and Agreements Committee. Consequently, the Parties hereby agree that such appointments shall be made as follows:

4.4.1 NOMINATIONS AND COMPENSATION COMMITTEE.

     The Strategic Partner's members of the Nominations and Compensations Committee shall be appointed unanimously by the Parties.


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

4.4.2 AUDIT COMMITTEE

     The Strategic Partner's members of the Audit Committee shall be appointed unanimously by the Parties.

4.5  ACQUISITIONS & AGREEMENTS COMMITTEE

     The Strategic Partner's members of the Acquisitions and Contracts Committee shall be appointed unanimously by the Parties.

V.   STRUCTURE AND CAPITALIZATION OF THE STRATEGIC PARTNER

5.1  CORPORATE STRUCTURE

5.1.1 BY-LAWS AND SHAREHOLDERS' AGREEMENT OF THE STRATEGIC PARTNER

     The Parties shall use their best efforts to always keep the most appropriate legal structure in order to have, in proportion to their respective Interest in the Strategic Partner (as this may vary from time to time) but always subject to equal Transfer Restrictions and Extended Transfer Restrictions between the Parties, the same rights and Obligations (but subject to Clause 10.2.3 as the case may be) with respect to the Mexican Government, the NAFIN Trust , GCN and GCN's subsidiaries, notwithstanding any difference established by SCT between Key Partners and the Investment Partners as provided for in the Transaction Documents and/or any differences in their Interest. Best efforts shall include the possible setting up of trust agreements or intermediary corporate entities to hold the shares of the Strategic Partner. In any event, all rights and Obligations applicable to the Key Partners and the investment Partner in accordance with the Transaction Documents shall be jointly and severally assumed by all Parties. Each Party shall do everything that is reasonably requested by the other Parties to comply with all Tender conditions and requirements.

5.1.2 STRATEGIC PARTNER BANK ACCOUNT

     Upon its formation, the Strategic Partner opened a bank account (the "Strategic Partner Bank Account") in a bank agreed by the Parties. Each Party shall designate a person authorized to sign and give instructions on the Strategic Partner Bank Account. The Parties establish that:

     (a) any withdrawal from the Strategic Partner Bank Account shall require the signatures of at least two Parties, and

     (b) any withdrawal in excess of US$100,000 (one hundred thousand U.S. dollars) shall require the signature of all three Parties.


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

5.2  OMITTED

5.3  CAPITALIZATION OF THE STRATEGIC PARTNER

5.3.1 INTERESTS IN THE STRATEGIC PARTNER

Upon full payment by the Parties for the Interests, such Parties received from the Strategic Partner:

     (i) a certificate, comprising the number of Shares subscribed and paid for, which satisfies the requirements set forth in Article 125 of the Mexican General Corporation Law, and

     (ii) a copy of the Stock Registry Book of the Strategic Partner certified by the Secretary of the Board of SETA, specifying that the relevant Shares have been paid for, released to and are owned by the applicable Party.

5.3.2 NO LIENS

     The documents representing the Parties' Interests, shall be duly and validly issued common shares or beneficiary rights of the Strategic Partner, with full voting rights, and shall be issued free and clear of liens. In accordance with Clause 7.4 hereof, a Party shall not pledge the Shares or create any liens to acquire such Shares without the consent of the other Parties.

VI.  OMITTED

VII. TRANSFER, SALE OF SHARES AND PREEMPTION RIGHTS

7.1  TRANSFER, SALE OF SHARES AND PREEMPTION RIGHTS

7.1.1 NOTIFICATION

     Any Party wishing to sell or transfer all or part of its Shares in the Strategic Partner (the "Seller") must notify the Board of SETA, by letter addressed to its Chairman (the "Sale Notice"), of the following:

     (a) the identity of the proposed purchaser and of its immediate shareholders,

     (b) the number of Shares which the Party proposes to transfer (the "Offered Shares"),

     (c)  the conditions of the sale,

     (d) the proposed price per Share of the sale, unless the proposed sale or transfer falls within the provisions of Clause 7.1.2 hereof.


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

7.1.2 TRANSFER OR SALE OF SETA SHARES TO RELATED PARTIES

     Any Party may sell or transfer, totally or partially, at any time its Interest to such Party's Related Party, provided that: a) such sale or transfer complies with provisions of the Participation Agreement and b) the capital stock of such Party's Related Party may not be sold to a third party without the prior written agreement of the other Parties, unless such Party's Related Party owns not less and not more than 25.5% of the capital stock of SETA.

     If the Party's Related Party owns not less and not more than 25.5% of the capital stock of SETA, then the amount of the capital stock issued by such Party's Related Party which may be sold shall not exceed 34.9%. In order for more than 34.9% of the issued capital stock of such Party's Related Party to be sold to a third party, the prior and unanimous written agreement of the Parties shall be required. The purchaser of the shares issued by such Party's Related Party shall not be entitled to vote any of such Related Party's Shares in SETA, nor shall the purchaser of the shares issued by such Party's Related Party have the right to appoint any members to the Board of SETA, except with the unanimous approval of the other Parties which approval shall not be unreasonably withheld.

     Furthermore, the following conditions precedent shall apply to such sale or transfer:

     (a) the Seller has notified the Board of SETA pursuant to Clause 7.1.1 hereof; and

     (b) such Party's Related Party executes and delivers to SETA and all the Parties hereto an instrument agreeing to be bound by the terms of this Agreement, the Transaction Documents and the documents governing SETA.

     The Parties agree that in the event that any of them should transfer or sell partially or totally to a Related Party the shares representing the common stock of the Strategic Partner, such transfer, sale or assignment shall encompass not only the corporate rights attached to the shares but also the same respective percentage, based on the number of shares transferred or sold, of the outstanding loans granted by the shareholders to the Strategic Partner on the date of the share transfer. To such effect, the Parties agree that the transferring party, the purchaser and the Strategic Partner shall upon transfer execute an assignment agreement providing for such assignment of the credit rights. Parties within this amendment agree that the foregoing rule shall also apply in the same sense in the case that the outstanding loans' credit rights should be assigned or sold partially or totally to a Related Party.

7.1.3 TRANSFER OR SALE OF SETA SHARES TO A NOM-RELATED PARTY

     No Party shall transfer or sell, totally or partially, its Interest to a third party being a non-Related Party without the prior written and unanimous consent of the other SETA Shareholders unless:

     (a) the Seller has proceeded in strict accordance with the provisions of Clauses 7.1.1 and 7.1.4 hereof,


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

     (b)  the provisions of Clause 7.1.5 below do not apply, and

     (c) the non-Related Party which shall acquire the Offered Shares or to which the Offered Shares shall be transferred has signed an instrument whereby it agrees to be bound by the terms of this Agreement, the Transaction Documents and the documents governing SETA.

     The Parties agree that in the event that any of them should transfer or sell partially or totally to a Non-Related Party the shares representing the common stock of the Strategic Partner, such transfer, sale or assignment shall encompass not only the corporate rights attached to the shares but also the same respective percentage, based on the number of shares transferred or sold, of the outstanding loans granted by the shareholders to the Strategic Partner on the date of the share transfer. To such effect, the Parties agree that the transferring party, the purchaser and the Strategic Partner shall upon transfer execute an assignment agreement providing for such assignment of the credit rights. Parties within this amendment agree that the foregoing rule shall also apply in the same sense in the case that the outstanding loans' credit rights should be assigned or sold partially or totally to a Non-Related Party.

7.1.4 PREEMPTION RIGHTS

     The following provisions shall apply to any sale of Offered Shares other than a sale in conformity with Clause 7.1.2:

     (a) Not later than five Business Days following the receipt of the Sale Notice, the Board of Directors shall send a copy thereof to all the other Shareholders of SETA.

     (b) Any one or more of the other SEATA Shareholders shall thereupon be entitled to purchase the Offered Shares on the same terms and conditions as specified in the Sale Notice, provided that, if more than one SETA Shareholder proposes to exercise this right and such SETA Shareholders together wish to purchase a number of Shares in excess of the number of the Offered Shares, the Offered Shares shall be allotted among such SETA Shareholders pro rata to their existing respective shareholdings;

     (c) Not later than eight Business Days following receipt of the copy of the Sale Notice, the SETA Shareholders willing to exercise their preemption right shall notify such willingness in writing to the Chairman of the Board of SETA;

     (d) At the end of the period referred to in paragraph (c) above, the Board of SETA shall forthwith inform the Seller in writing of the following:

          i. the identity of the SETA Shareholders willing to exercise their preemption right,

          ii. the number of Offered Shares which each SETA Shareholder wishes to purchase,

          iii. the period for completion of the sale, which shall not exceed 40 Business Days after the date of the receipt of the Sale Notice subject to any governmental notification or approval.

     (e) If the other SETA Shareholders do not propose to exercise their preemption right in respect of all of the Offered Shares, the Seller shall be entitled to sell all, but not some, of the balance of the Offered Shares (the "Balance of Shares") to the proposed purchaser specified in the Sale Notice provided that:

          i. such sale is completed within a maximum period of 30 Business Days starting from the date at which the Seller was informed that all the Offered Shares would not be purchased by the other Parties, and

          ii. the third party purchaser shall execute and deliver to the Strategic Partner and all Parties an instrument agreeing to be bound by the terms of this Agreement, the Transaction Documents and the documents governing SETA.

     (f)  If:

          i. the other SETA Shareholders do not propose to exercise their preemption rights or propose to exercise them in respect of only part of the Offered Shares, and

          ii. thereafter, the Seller fails to complete the sale of all or the Balance of Shares to the third party purchaser at the conditions specified in the Sale Notice,

          then the Sale Offer shall be canceled provided that the Seller may submit a new Sale Offer in full compliance with the procedure stated in this Agreement.

     (g) Any SETA Shareholder who proposes to exercise its preemption right or, if no SETA Shareholder proposes to exercise such right, the proposed purchaser will be required to abide by the terms of Clause 7.1.2, which provides for the obligation to assign to the purchaser credit rights of the Seller against [to] the Strategic Partner along with the transfer of shares.

7.1.5 EXTENDED TRANSFER RESTRICTIONS

     In addition to the provisions of Section 2.4 of the Participation Agreement which restrict the sale of Shares of SETA, the Parties hereby agree to comply with the following additional restrictions (the "Extended Transfer Restrictions"):

     (a) VASA may not decrease its Interest in the Strategic Partner below 25.5% without the prior written consent of the other Shareholders of SETA , as stated in Clause 3.1.5 (a);


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

     (b) to the extent the Technical Assistance and Technology Transfer Agreement remains in full force and effect, including in circumstances where the term of such Agreement would have been automatically renewed pursuant to Section 5.2 of said Agreement, a Party may not decrease its Interest in the Strategic Partner below 25.5% without the prior written consent of the other Shareholders of SETA, as outlined in Clause 3.1.5 (b), and

     (c) subject to the provisions of this Clause VII, the capital stock of SETA shall not be held by more than two subsidiaries of any Party.

7.1.6 CONSEQUENCES OF THE TRANSFER OR SALE OF SHARES

     For the avoidance of doubt, the transfer or sale of Shares in the Strategic Partner shall have, inter alia, the following consequences:

     (a) the right of the Seller to receive its share of the Management Fee shall decrease in the same proportion as its Interest in the Strategic Partner, and

     (b) the right of the Seller to receive its share of any proceeds from the Option Agreement shall decrease in the same proportion as its Interest in the Strategic Partner.

7.2  NEGATIVE PLEDGE

     The Parties hereby agree that they shall not pledge or create any other form of encumbrance on their Shares in the Strategic Partner without the prior written and unanimous consent of the other Parties.

VIII. PROJECT MANAGEMENT AGREEMENT

8.1  PROJECT MANAGEMENT AGREEMENT

     The Parties hereby agree to enter into a project management agreement (the "Project Management Agreement") the terms and conditions of which are outlined below.

8.2  EXCLUSIVE COLLABORATION

     The Parties agree to:

     (a)  grant each other exclusivity, and

     (b)  to combine their engineering and project management capabilities,

     in order to bid for all maintenance, engineering, design, construction, aeronautical, commercial or marketing contracts which will be tendered by GCN in accordance with the Transaction Documents and to secure for them the highest probability of winning.


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

     As and when each contract will be tendered by GCN, and subject to the provisions below, the Parties will form a consortium to bid for such contract which complies with the bylaws of each Party.

8.3  PARTICIPATION

8.3.1 RIGHT TO PARTICIPATE AND LEVEL OF PARTICIPATION

     Each Party shall have the right, but not the obligation, to participate in the consortium formed to bid for each contract.

     The Parties hereby agree that:

     (a) AEROINVEST will have a right to participate in each contract with a share equal to 40%,

     (b) ADP will have a right to participate in each contract with a share equal to 30%, and

     (c) VASA will have a right to participate in each contract with a share equal to 30%,

     it being understood that each Party will have the right to reduce the level of its participation at its sole discretion.

     If a Party decides not to participate for its full participation (as stated above) in a consortium to bid for a contract, then the difference between its actual participation and the level stated above shall be shared equally among the two other Parties (who shall have the right but not the obligation to take such additional participation in their sole discretion).

8.3.2 OPTIONAL WITHDRAWAL

     If one or more Parties decide not to participate in the tender phase of a contract, it (they) shall notify in writing the other Parties not later than 30 Business Days prior to the bid date. In such case, the withdrawing Party(ies) will undertake not to participate in any manner whatsoever in a competing consortium or compete on its own against the remaining Party(ies) for the award of the contract being tendered.

     In such case, the share of the withdrawing Party shall be shared equally between the two other Parties, subject to the provisions of Clause 8.3.1 hereof.

8.3.3 SERVICES AT COST

     The Parties agree that:

     (a)  to prepare a bid for a contract tendered by GCN, and

     (b)  to execute such contract after award,
     they shall perform and bill their work, services and transfer of know-how at cost to the consortium, which they have agreed to form for the purpose of the bid and execution of the contract, subject to any transfer pricing tax implication as agreed by the Parties.

     "At cost" shall mean that the amounts billed shall exclude any profit margin and shall have been approved by the Parties with unanimous consent prior to being incurred.

8.3.4 PROFIT SHARING

     Any profit margin earned by the Parties under the execution of a contract will be shared by the Parties according to their participation in the consortium formed to bid for such contract. The profit margin shall be obtained after deducting costs in accordance with Clause 8.3.3 above.

8.3.5 DECISION MAKING

     For each bid preparation, all decisions on key matters (with the exception of the decision of each Party to participate and the level of its participation within the caps outlined in Clause 8.3.1 hereof) shall be taken on the basis of unanimity of the participating Parties; decisions on key matters shall include, inter alia:

     (a)  the key terms and conditions of the offer,

     (b)  the appointment of the project manners,

     (c)  the budgets,

     (d)  subcontracting, and

     (e)  the legal and contractual structure of the transaction.

IX.  RENDERING OF SERVICES AND TECHNICAL ASSISTANC

9.1  OMITTED

9.2  SERVICES AND TECHNICAL ASSISTANCE

     The Parties shall provide a full description of the services to be provided by each Party once the complete range of services required by the Technical Assistance and Technology Transfer Agreement and the Administrative Services Rendering Agreement, to be executed by the Strategic Partner is known. The Parties shall use their best efforts to share the provision of technical assistance services in respect of the description of the services provided in Exhibit B hereof, and to minimize the cost of such services.

     Descriptions of the services to be provided by each Party in connection with the Technical Assistance and Technology Transfer Agreement, the Administrative Services Rendering Agreement and the Industrial Property Right utilized in the rendering of such services are contained in Exhibit B.


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

9.3  PRICES & SHARING OF THE MANAGEMENT FEE

     Each Party shall bill its services to the Strategic Partner at previously and unanimously agreed costs. Staff costs and other External Costs shall be repaid to the Parties if properly incurred in accordance with this Agreement.

     The remaining part of the Management Fee will be shared between the Parties according to their Interest in the Strategic Partner, and subject to Clause
     7.1.6 after the deduction of a margin of 10% of the value of the services provided by ADP, for the relevant period of apportionment of the Management Fee. The Parties agree that subject to legal review, they shall provide their services and receive the Management Fee through a technical services contract with the Strategic Partner.

X.   LIABILITY & DEFAULT

10.1 LIABILITY TO THIRD PARTIES

     The liability of the Parties towards any third party shall not be joint and several, except in the following cases:

     (a) in the agreements signed by the Lead Firm with external consultants or advisors pursuant to approvals granted in accordance with Clause 2.1.3(j) and which are binding for all Parties,

     (b) with respect to the Obligations under the Tender and Transaction Documents, including the liabilities applicable to the Key Partners and the Investment Partner under the Technical Assistance Agreement, and in such case Clause 10.2 shall apply,

     (c) as and when the Parties agree unanimously and in writing to accept joint and several liability,

     (d) as provided under Clause 3.2.12 CICASA, and COINSA shall be jointly and severally liable in connection with the due performance by AEROINVEST of any and all of its obligations under this Consortium Agreement, the Transaction Documents and the Secured Credit Agreement, as amended from time to time,

     (e) as provided under Clause 3.2.12,, Vinci shall be jointly and severally liable in connection with the due performance by VASA of any and all of its obligations under this Consortium Agreement, the Transaction Documents and the Secured Credit Agreement, as amended from time to time.

     Under all other circumstances, the obligations of the Parties towards third parties shall be several.


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

10.2 DEFAULT

10.2.1 OMITTED

10.2.2 DEFAULTS UNDER THIS AGREEMENT

     In the event of a default of one of the Parties, or any of its subsidiaries, affiliates, employees or legal representatives under this Agreement, other than under Clause 10.2.3,, such Party shall be liable to the other Parties for any damages suffered by them.

10.2.3 DEFAULT UNDER THE TRANSACTION DOCUMENTS

     Subject to the provisions of Section 10.3 below, in the event of a default (a "Transaction Documents Default") under the Transaction Documents of one of the Parties or any of its subsidiaries, affiliates, employees or legal representatives (but excluding employees or legal representatives of the Parties who are permanently on the payroll of SETA or GCN in respect of the Obligations) (each a "Transaction Document Defaulting Party"), such Transaction Document Defaulting Party shall solely bear the consequences of the Transaction Documents Default, including any costs, expense and damages incurred by the other Parties arising from such Transaction Documents Default.

10.2.4 CURE PERIOD

     A default by a Party (the "defaulting Party") shall be deemed to have occurred under Clauses 10.2.2 and 10.2.3 hereof if, within fifteen (15) Business Days of the defaulting Party's receipt of a written notice from any of the other Parties (the "non-defaulting Party"), the defaulting Party has not cured a breach under this Agreement or any of the Transaction Documents, as the case may be.

     If there is any disagreement with respect to the occurrence of default, the dispute resolution procedures of Clause 13.4 below shall apply.

10.2.5 CONSEQUENTIAL DAMAGES.

     No Party shall be liable to another for consequential damages under this Agreement except for such consequential damages that arise from such Party's willful misconduct and/or gross negligence.

10.3 LIABILITY UNDER SECTION 10.2.3 IN CERTAIN CIRCUMSTANCES

     The provisions of Section 10.2.3 shall be subject to the following provisions:

     (a) If one of the Parties has sub-contracted its rights and obligations under one of the Transaction Documents to another Party (the "Assuming Party") and the Transaction Documents Default shall be attributable to the Assuming Party, the Assuming Party shall be the Transaction Documents Defaulting Party under Section 10.2.3 in place of the Party whose rights and obligations it has assumed.


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

     (b) In the event that a particular Transaction Documents Default is attributable to more than one Transaction Documents Defaulting Party, but provided that less than all the Parties are Transaction Documents Defaulting Parties, those Parties which are the Transaction Documents Defaulting Parties shall bear the Transaction Document Default consequences under Section 10.2.3 in proportion to their respective degree of responsibility for such Transactions Documents Default.

     (c) If a Transaction Documents Default is not attributable to any particular Party or Parties, all the Parties shall bear the Transaction Document Default consequences under Section 10.2.3 in proportion to their Interest in SETA at the time of such Transaction Documents Default.

XI.  EXCLUSIVITY

11.1 EXCLUSIVE RIGHTS

     The Parties hereby guarantee fully exclusive rights among themselves within the scope of the Project under this Agreement and undertake not to establish any arrangements with any third parties aiming at the same or similar object, neither directly nor through any Related Parties, acting for themselves or jointly, and not to develop any activity to the benefit of any other existing or potential competitors both in relation to this Project or in any similar or related projects, as well as in relation to SCT itself, which might jeopardize the activity and the objectives of the Parties in connection with the acquisition or the taking of control of airports in Mexico.

11.2 EXCLUSIVITY REGARDING THE MEXICO CITY AIRPORT(S) PROJECT

     The Parties agree that this Consortium has been formed not only to participate in the bidding for the GCN, but also to participate in the bidding for the Mexico City Airport(s) project ("MCA"), subject to the following principles:

     1) The exclusivity provisions contained in Clause 11.1 of this Agreement shall apply mutatis mutandis to the bid for the MCA by the Parties.

     2) This exclusivity obligation of the Parties shall not prevent any Party hereto from withdrawing from the Consortium for purposes of the MCA bid, in which case the withdrawing Party hereby agrees and covenants not to establish any arrangements with any third parties aiming at the same or similar object, neither directly nor through any Related Parties, acting for themselves or jointly, and not to develop any activity to the benefit of any other existing or potential competitors, as well as in relation to SCT itself, which might jeopardize the activity and the objectives of the Parties.

     3) The inclusion of third parties as additional members to the Consortium for the purpose of the MCA bid will require the unanimous consent of the Parties.

     4) The exclusivity provisions contained herein shall be in force for a period of six years starting from May 16, 2000.

     5) ADP shall be allowed to be substituted, with regards to the exclusivity provisions for MCA, by a majority owned subsidiary of ADP, provided that:

          (a) such proposed subsidiary is capable of meeting the MCA bid requirements as set out by the competent Mexican authorities;

          (b) the minority shareholder(s) in such subsidiary shall not in any manner or capacity seek to obtain business contracts, financial profit, rights or benefits other than its share of the economic benefits of its shareholding in such subsidiary;

          (c) the minority shareholder(s) agree(s) and covenant(s) as a condition precedent not to establish any arrangements with any third parties aiming at the same or similar object, neither directly nor through any Related Parties, acting for themselves or jointly, and not to develop any activity to the benefit of any other existing or potential competitors, as well as in relation to SCT itself which might jeopardize the activity and the objectives of VASA and AEROINVEST; and

          (d)  ADP shall remain bound by the exclusivity provisions hereunder.

     6) CICASA and COINSA acknowledge and agree that they shall be bound by this Clause 11.2 as if they were a Party to this Consortium Agreement.

11.3 PARTICIPATION IN OTHER MEXICAN AIRPORT GROUPS

     Subject to Clause 11.2 hereof and the applicable restrictions under Mexican law and any other restriction under the Transaction Documents, it is the intention of the Parties to jointly participate, directly or indirectly, through Related Parties, in the capital stock of any other Mexican airport concessionaire or holding company, other than GCN and MCA, subject to terms and conditions to be mutually agreed upon, provided that:

     (a) if any Party or its Related Parties proposes to enter into a new business, it shall first offer the other Parties and their Related Parties the opportunity jointly to pursue such new business; and

     (b) the other Parties shall have thirty (30) days after receipt of the notice of such offer to determine whether or not they will pursue such new business, and if the other Parties determine not to enter into such new business, the proposing Party may pursue it on its own.

     For the purpose of this entire Clause 11, CICASA and COINSA shall each be deemed a Related Party of AEROINVEST.

XII. CONFIDENTIALITY

     The Parties shall treat as confidential any information or documents exchanged among themselves as required for the development of the purpose of this Agreement (the "Confidential Information"), including, but not limited to, information or documents relating to sales, trade secrets, customers, financial and accounting details, employees, and arrangements with suppliers. Any information related to assets protected by intellectual or industrial property rights or equivalent rights shall be treated with strict respect for such rights.

     No Party may, without prior unanimous agreement in writing by the other Parties, (i) use Confidential Information for any other purpose than for the Project or this Agreement or (ii) disclose Confidential Information, unless the Confidential Information is:

     (a)  in the public domain at the time of the disclosure,

     (b)  required by law to be disclosed, or

     (c) required to be used or disclosed for the performance of an obligation under this Agreement or an Obligation.

     Each Party shall procure that its Related Parties, and suppliers, comply with the exclusivity obligations contained in Clause 11 and the confidentiality obligations of this Clause.

     The confidentiality obligations under this Agreement will elapse five years after the date of its signature or before if all Parties so agree in writing.

XIII. MISCELLANEOUS

13.1 LANGUAGE

     In the construction and interpretation of the terms and provisions of this Agreement, the English language version of this Agreement shall be the official version of this Agreement and any version of this Agreement that has been translated into another language shall (if the Parties have all agreed on such transactions) have no force or effect except for purposes of enforcing this Agreement in a court of law that requires that the Agreement be presented in another language. The working language of the Parties will be English.

13.2 APPLICABLE LAW

     This Agreement is governed by and construed in accordance with the laws of the United Mexican States.

13.3 DURATION AND TERMINATION

     This Agreement shall remain in full force and effect until termination adopted by unanimous written agreement of the Parties.

     Termination of this Agreement in no event shall signify the cancellation of any pending obligations between the Parties derived from or in connection therewith.

     The provisions of Clause 11.2 and Section 12 shall survive the termination of this Agreement.

13.4 DISPUTES

13.4.1 AMICABLE SETTLEMENT OF DISPUTES

     If a dispute shall arise, under or in connection with this Agreement, the Parties shall use their best endeavors to resolve such dispute within ten
     (10) Business Days following the notice thereof of any Party to the others. If within the said ten (10) Business Days the Parties are unable to resolve said dispute, the Parties shall notify the said dispute to the Representatives. The Representatives shall meet to resolve the said dispute within the following five (5) Business Days as from the date of notice to them if the Representatives are unable to resolve the said dispute within the said five (5) Business Days, any Party may refer the dispute to arbitration in accordance with Clause 13.4.2.

13.4.2 ARBITRATION

     (a) Arbitration. All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules") by three arbitrators appointed in accordance with the ICC Rules.

     (b) Appointment of Arbitrators. The arbitrators shall be nominated and confirmed in accordance with the ICC Rules. The two arbitrators nominated by the claimant and the respondent, respectively, shall, within thirty (30) days of their confirmation, nominate the third arbitrator, who shall serve as a chairman of the arbitral tribunal. All of the arbitrators must be able to read, write and fluently speak both Spanish and English.

     (c) Arbitral Procedure. The place of the arbitration shall be the City of New York, State of New York, United States of America. The language of arbitration shall be English.

13.5 NOTICES

     All notices, demands, waivers, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by telex or telecopy or other facsimile transmission (with receipt confirmed), or on the seventh Business Day after posting thereof by registered or certified mail, with return receipt requested, prepaid and addressed to the "list of contacts", attached hereto as Exhibit C.

     Each Party shall promptly notify the other Parties within eight (8) calendar days of any change of address.

13.6 AMENDMENTS

     This Agreement shall not be modified or amended except with the unanimous agreement in writing of the Parties.

13.7 FURTHER ASSURANCES

     The Parties hereto agree that they shall cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and shall take all such other actions as a Party hereto may reasonably request from time to time in order to give effect to the provisions and purposes hereof.

13.8 ATTORNEYS' FEES

     If any proceeding is brought by a Party or Parties against another Party or Parties to enforce, or for breach of, any of the provisions in this Agreement, the prevailing Party or Parties shall be entitled in such proceeding to recover reasonable attorneys' fees together with the costs of such proceeding therein incurred as determined by the arbitrators.

13.9 DOLLARS

     All sums expressed herein or to be paid hereunder shall be calculated or paid, as applicable, in United States Dollars. If for purposes of this Agreement or for the purpose of obtaining judgment in any court or award by an arbitral body it is necessary to convert any currency into Dollars, then the Parties agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used for such conversion shall be that published or announced by Citibank, N.A. in New York, New York, United States, at 12:00 hours ET, on the Business Day immediately preceding the day on which such calculation is to be made or such judgment or award is final. The obligations of the Parties in respect of any sums due from them hereunder shall, notwithstanding any judgment/award in a currency other than United States Dollars, be discharged only to the extent that, on the Business Day next succeeding receipt by the obligee(s) of any sum adjudged to be so due in the judgment/award currency, the obligee(s) may, in accordance with normal banking procedures, purchase United States Dollars with the judgment/award currency. If the United States Dollars so purchased (less exchange fees and related charges) are less than the sum originally due to the obligee(s) and notwithstanding any such judgment/award, are insufficient to indemnify the obligee(s) against such loss, then, the obligor(s) shall remit such shortfall to the obligee(s) and if the United States Dollars so purchased exceed the sum originally due to the obligee(s) in Dollars, the obligee(s) shall remit such excess to the obligor(s), as applicable.

13.10 BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of a) the Parties hereto and their estates, legatees, heirs, personal representatives and other successors in interest, and b) SETA, its successors and assigns.

13.11 HEADINGS

     The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13.12 COUNTERPARTS

     This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which shall constitute the one and the same Agreement.

13.13 ENTIRE AGREEMENT

     All references to Exhibits are to Exhibits in or to this Agreement unless specified otherwise. This Agreement and the Exhibits are intended to amend and supersede the 2000 Consortium Agreement. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement is intended only to incorporate amendments to the 2000 Consortium Agreement and does not nor shall not be deemed to constitute a novation (novacion) of the 2000 Consortium Agreement or a termination of the 2000 Consortium Agreement. All other documents related to the Project shall also remain in full force and effect, including, but not limited to, the Direct Agreement dated September, 26 2003 among ADP, VASA, AEROINVEST, COINSA, COMPANIA EMPRESARIAL ANDREA-J, S.A. DE C.V. (CEA-J), AND MESSRS. BERN ARDO QUINTANA ISAAC, ALEXANDRA KAWAGE DE QUINTANA, DIEGO QUINTANA KAWAGE, ANA ALEXANDRA QUINTANA KAWAGE, ANDREA QUINTANA KAWAGE, RODRIGO QUINTANA KAWAGE, JERONIMO QUINTANA KAWAGE AND ALONSO QUINTANA KAWAGE.

13.14 PARTIAL INVALIDITY AND INTENTION OF PARTIES

13.14.1 If any provision of this Agreement, or the application of a provision to any person or circumstance, shall be held by any competent authority to be invalid or unenforceable in any jurisdiction, the validity or legality of the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected. To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

13.14.2 If any third party contests the validity or this Agreement under Mexican law, the Parties shall use their best efforts to achieve the intention of this Agreement in the best interests of the Project.

13.14.3 If any of the provisions of this Agreement does not conform with Mexican law, the Parties shall seek on a best-efforts basis to ensure that their intention is put into effect.

13.15 PERSON AND GENDER

     The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

13.16 ACKNOWLEDGMENT

     Each of the Parties acknowledges that this Agreement has been duly executed and delivered by the Parties and as from its date of execution will constitute the valid, legal and binding obligations and is enforceable against each of the Parties, in accordance with its terms.

13.17 PRECEDENCE OF PROVISIONS

     In the case of a conflict between any provision of this Agreement (a "Consortium Provision") and any provision of the Operation Agreement, the Consortium Provision shall prevail.

     IN WITNESS WHEREOF, each of the Parties hereto has caused a counterpart of this Agreement to be duly executed as of _____ July, 2004.

                                        AEOPORTS DE PARIS

                                                       [illegible]
                                        ----------------------------------------
                                        By:            [illegible]
                                            ------------------------------------
                                        Title:         [illegible]
                                               ---------------------------------


                                        AEROINVEST, DE C.V.

                                                       [illegible]
                                        ----------------------------------------
                                        By:            [illegible]
                                            ------------------------------------
                                        Title: Vice President


                                        VINCI AIRPORTS S.A.

                                                       [illegible]
                                        ----------------------------------------
                                        By: Renaud de Methard
                                        Title: Director

ACCEPTED AND AGREED AS OF ___

VINCI S.A.

             [illegible]
-------------------------------------
By:          [illegible]
    ---------------------------------
Title:       [illegible]
       ------------------------------


CONSTRUCTORAS ICA, S.A. DE C.V.

             [illegible]
-------------------------------------
By: Luis Zarate Rocha
Title: Vice President

CONTROLADORA DE OPERACIONES DE
INFRAESTRUCTURA, S.A. DE C.V.

             [illegible]
-------------------------------------
By:          [illegible]
    ---------------------------------
Title: Vice President